UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2010 (July 22, 2010)

ANCESTRY.COM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34518	26-1235962
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 West 4800 North, Provo, UT	84604
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 705-7000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 22, 2010, Ancestry.com Inc (the “Company”) entered into a new compensation arrangement with Joshua Hanna, in connection with his appointment to the position of Executive Vice President & Head of Global Marketing for the Company, which appointment was previously reported by Form 8-K filed June 17, 2010.

Mr. Hanna’s new employment letter provides for a base salary commencing August 1, 2010 of $260,000 per year and for his continued participation in the Company’s annual Performance Incentive Program at an annual bonus target of 60% of base salary. Mr. Hanna’s current expatriate allowance (currently £125,000 on an annual basis) discontinues effective July 31, 2010. The employment letter agreement also provides for a $75,000 lump-sum relocation bonus to cover his relocation costs from London to San Francisco, as well as payment of the costs of shipping his household goods and certain airfare, ground transportation, and other expenses. Mr. Hanna will continue to participate in the Company’s tax equalization policy so that he pays no more or less tax on his base salary and annual cash incentive compensation than he would have paid in the United States. In addition, the employment letter agreement continues reimbursement of tax preparation services for the United States and United Kingdom so long as he is required to file tax returns in the United Kingdom.

In connection with this new arrangement, the Company’s Compensation Committee approved the grant of 60,000 restricted stock units and a non-qualified option to purchase 165,000 shares of the Company’s common stock at its July 22, 2010 meeting, which equity issuances will become effective on August 2, 2010, and in the case of the stock option will have an exercise price equal to the fair market value of the Company’s common stock on that date.

As with his earlier employment letter agreement, the new employment letter agreement provides that if the Company terminates Mr. Hanna’s employment without “cause” or if he terminates for “good reason,” he will be entitled to receive severance benefits consisting of base salary continuation and paid COBRA coverage for a period of six months, plus an additional severance payment equal to 90% of his average annual bonus payment over the preceding two years, prorated based on the number of months Mr. Hanna is employed by the Company in the year of termination. In addition, the new employment agreement provides that if the Company terminates his employment without “cause” or he resigns for “good reason” within three months before or twelve months following a change of control, paid COBRA coverage will increase to twelve months and Mr. Hanna will be entitled to accelerated vesting of 50% of his then-unvested equity and equity-based awards.

On July 22, 2010, the Compensation Committee and the Board of Directors also approved an amendment to all of the existing employment letter agreements with the executive officers, including Mr. Sullivan and the other named executive officers other than Mr. Hanna, to provide for accelerated vesting of the respective percentage of equity and equity-based awards, instead of only options, in the event the Company terminates any such executive’s employment without “cause” or the executive resigns for “good reason” within three months before or twelve months following a change of control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 ANCESTRY.COM INC.
(Registrant)

Date: July 27, 2010

By:  /s/ William C. Stern
William C. Stern
General Counsel